UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2021

Lamb Weston Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37830	61-1797411
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 S. Rivershore Lane
Eagle, Idaho	83616
(Address of principal executive offices)	(Zip Code)

(208) 938-1047
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	LW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2021, Lamb Weston Holdings, Inc. (the “Company”) issued: (i) $970 million aggregate principal amount of 4.125% senior notes due 2030 (the “2030 Notes”) pursuant to an indenture, dated as of November 8, 2021 (the “2030 Notes Indenture”), among the Company, as issuer, certain subsidiaries of the Company named therein as guarantors and Computershare Trust Company, N.A., as trustee, and (ii) $700 million aggregate principal amount of 4.375% senior notes due 2032 (the “2032 Notes” and, together with the 2030 Notes, the “Notes”) pursuant to an indenture, dated as of November 8, 2021 (the “2032 Notes Indenture” and, together with the 2030 Notes Indenture, the “Indentures”), among the Company, as issuer, certain subsidiaries of the Company named therein as guarantors and Computershare Trust Company, N.A., as trustee.

The Company’s obligations under the Notes are unconditionally guaranteed on a senior unsecured basis by each of its subsidiaries that guarantee the Company’s obligations under the Company’s existing credit facilities.

The 2030 Notes bear interest at a rate of 4.125% per year. The 2032 Notes bear interest at a rate of 4.375% per year. Interest payments on the Notes are due semi-annually each January 31 and July 31, with the first interest payment due on July 31, 2022. The 2030 Notes will mature on January 31, 2030, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the 2030 Notes Indenture. The 2032 Notes will mature on January 31, 2032, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the 2032 Notes Indenture.

The Company may redeem some or all of the Notes of a series at the redemption prices and on the terms specified in the applicable Indenture. If the Company experiences specific kinds of changes in control and certain negative actions are taken with respect to the ratings of the Notes of a series, the Company must offer to repurchase such Notes on the terms set forth in the applicable Indenture.

The Notes are effectively subordinated to all of the Company’s existing and future secured debt, rank equally with all of its existing and future senior debt and rank senior to all of its existing and future subordinated debt. The guarantees of the Notes are effectively subordinated to all of the guarantors’ existing and future secured debt, rank equally with all of their existing and future senior debt and rank senior to all of their existing and future subordinated debt. The Notes are structurally subordinated to all of the liabilities of the Company’s non-guarantor subsidiaries.

The Indentures limit the Company’s ability and the ability of its subsidiaries to, among other things, incur or suffer to exist liens and consolidate, merge, amalgamate or transfer all or substantially all of the Company’s assets. The Indentures contain customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): non-payment of principal, interest or premium; failure to perform or observe covenants; cross-acceleration with certain other indebtedness; certain judgments; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Copies of each of the Indentures are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions above are summaries of the Indentures, do not purport to be complete, and are qualified in their entirety by the complete text of the respective indenture to which they relate.

Certain of the initial purchasers of the Notes and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which they have received customary fees and compensation for these transactions and may in the future receive customary fees and compensation.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
4.1	2030 Notes Indenture, dated as of November 8, 2021, by and among the Company, the Guarantors (as defined therein) and Computershare Trust Company, N.A., as trustee (including form of note relating to the 2030 Notes).
4.2	2032 Notes Indenture, dated as of November 8, 2021, by and among the Company, the Guarantors (as defined therein) and Computershare Trust Company, N.A., as trustee (including form of note relating to the 2032 Notes).
104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMB WESTON HOLDINGS, INC.

By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel and Chief Compliance Officer

Date: November 8, 2021